Pricing Supplement Dated March 26, 2007	Rule 424 (b) (3)
(To Prospectus Dated January 19, 2006)	File No. 333-131150
GMAC LLC
Demand Notes - Floating Rate

Annual Yield:	5.75%

Effective Dates:	3-26-2007 through	4-01-2007